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                                                                    EXHIBIT 99.1

                              [ANCHOR GAMING LOGO]


FOR IMMEDIATE RELEASE                                  FOR INFORMATION, CONTACT:
---------------------                                      Geoffrey A. Sage, CFO
December 18, 2000                                                 (702) 896-7568


                         ANCHOR GAMING COMPLETES SALE OF
                     SUNLAND PARK RACETRACK ASSETS TO FULTON

[LAS VEGAS] -- Anchor Gaming (Nasdaq National Market: SLOT) today announced that it had completed the sale of all assets relating to its Sunland Park Racetrack & Casino, located in New Mexico, to the company's former Chairman, Stanley Fulton. The company also announced it expects imminent closing of the sale of its 25% interest in a Massachusetts horse racing facility to Fulton.

The transactions were part of the agreement to acquire 4,596,200 shares of stock from Stanley Fulton and members of his family for a purchase price of $66.60 per share. The stock purchase transaction closed on October 17, 2000. The $306 million purchase consideration consisted of $240 million in cash and $66 million of promissory notes that were cancelled in conjunction with the closing of the asset sales. The transactions received the necessary regulatory approvals.

Anchor Gaming is a diversified gaming technology company with operations around the world. It operates in three complementary business segments: gaming machines, gaming operations, and gaming systems. Anchor's gaming machine segment focuses on the development and placement of unique proprietary games. Its gaming operations segment operates two casinos in Colorado, manages gaming machine routes in Nevada and Montana and has development and management agreements with the Pala Band of Mission Indians. Anchor Gaming's gaming systems segment provides equipment and related services to on-line lotteries, video lotteries, and pari-mutuel organizations. Anchor Gaming has equipment and systems in operation in the United States, Canada, Australia, Asia, Europe, South America, South Africa, and the West Indies. For more information, visit Anchor Gaming's website at http://www.anchorgaming.com.

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